  Exhibit 99.2

NSTAR

Condensed Consolidated Statements of Income (Unaudited)

(in millions, except earnings per share)	Three Months Ended
	September 30,
	2009	2008

Operating revenues	$771.5	$892.2

Operating expenses:
Purchased power, cost of gas and energy efficiency programs	376.0	493.2
Operations and maintenance	103.0	106.6
Depreciation and amortization	91.6	91.7
Income, property and other taxes	80.1	77.4
Total operating expenses	650.7	768.9

Operating income	120.8	123.3

Financing costs and other income and deductions, net	(33.2)	(37.5)

Net income	$87.6	$85.8

Earnings per common share:
Basic and Diluted	$0.82	$0.80

NSTAR

Condensed Consolidated Balance Sheets

(in millions)	September 30,	December 31,
	2009	2008
	(Unaudited)
Assets
Property, plant and equipment, net	$4,648.8	$4,538.1
Investments	78.6	79.2
Current assets	895.9	1,121.4
Deferred debits - regulatory assets and other	2,390.7	2,530.8
Total assets	$8,014.0	$8,269.5

Capitalization and Liabilities
Common equity	$1,870.8	$1,788.2
Long-term debt and preferred stock	1,742.5	2,386.7
Current liabilities	1,754.3	1,395.0
Deferred credits - Taxes	1,165.1	1,130.4
Deferred credits - Other	1,481.3	1,569.2
Total capitalization and liabilities	$8,014.0	$8,269.5